W&T Offshore Announces First Quarter 2017 Operational and Financial Results

HOUSTON, May 3, 2017 /PRNewswire/ -- W&T Offshore, Inc. (NYSE: WTI) today reported its first quarter 2017 operational and financial results. Some of the key items for the first quarter of 2017 and subsequent period include:

  We are in final stages of resolving a matter with the BOEM that began over a year ago with its demand that W&T secure financial assurances (such as supplemental bonding) in the aggregate of $260.8 million.  We recently received a letter from the BOEM that indicated that in order for the BOEM to rescind the order, we must first satisfy our financial assurance requirement related to "sole liability" properties.  We now believe that we can satisfy our obligation under the most recent BOEM request for financial assurance of sole liability properties and we will request that the previous orders pertaining to the $260.8 million of financial assurances be rescinded.
  Production averaged 42,712 barrels of oil equivalent ("Boe") per day (or 3.8 million Boe for the quarter), 57% of which was oil and natural gas liquids ("NGLs");
  Revenues were $124.4 million, 75% of which was from oil and NGLs, up $46.7 million, or 60% compared to the first quarter of 2016.  Sequentially, revenues were up $9.2 million or 8%;
  Lease operating expenses (LOE) declined $4.3 million to $40.2 million compared to the first quarter of 2016 and G&A decreased $3.2 million to $13.3 million.  LOE decreased 10% and G&A decreased 19%.  Operating income was $28.2 million compared to an operating loss in the first quarter of 2016 of $166.6 million, which included a ceiling test write-down of $116.6 million.  Sequentially, operating income was up $6.9 million or 32%;
  Interest expense, net of amount capitalized, decreased $16.2 million to $11.3 million compared to the first quarter of 2016;
  Net income was $24.3 million and earnings per share were $0.17.  Excluding special items, our adjusted net income was $22.8 million and earnings were $0.16 per share.  (See definitions and reconciliations of non-GAAP measures to GAAP measures at the end of this news release.)
  Cash flow from operating activities increased to $81.2 million in the first quarter of 2017 from $29.7 million in the first quarter of 2016.  Adjusted EBITDA was $65.2 million, up $48.4 million compared to the first quarter of 2016. Adjusted EBITDA margin was 52% versus 21% in the first quarter of 2016. (See definitions and reconciliations of non-GAAP measures to GAAP measures at the end of this news release.)
  Expect to receive $71.7 million in income tax refunds between 2017 and 2018 related to net operating loss carryback claims filed and to be filed as of March 31, 2017.

Tracy W. Krohn, W&T Offshore's Chairman and Chief Executive Officer, stated, "Our first quarter 2017 results greatly improved over the same time last year as we benefited from higher commodity prices and lower expenses, allowing us to continue to generate net income and solid free cash flow. Production was up about 6% sequentially and down only 2.5% from a year ago, on very modest drilling activity, with our continuing success at Mahogany whereby we can put successful wells on line quickly increasing production along with our beneficial workover and recompletion program. Additionally, unlike many shale wells, the Gulf of Mexico wells don't typically exhibit as steep of a decline curve and thereby contribute strong production rates well past the initial production phase by comparison.

"Our Mahogany field continues to be a stellar performer as we placed the A-18 well on production in January. That well continues to produce at about 5,000 Boe per day. We finished a bypass completion at our A-16 location on the last day of March and that well is producing almost 2,000 Boe per day currently. We have additional activity planned for the Mahogany field in 2017 including at least one exploration well and one development sidetrack well.

"As we have previously indicated, our 2017 capital expenditure program is flexible and subject to change as we continue to focus on identifying and pursuing the best opportunities. Recently, we added the B-5 well at Ship Shoal 300 to this year's drilling plan and we have received all necessary partner approvals. The well will be drilled from an existing platform in the field and drilling should commence in the middle of 2017. This represents a low risk stacked pay opportunity that could add new production quickly. Assuming success, another drilling location from the platform could be added to the program. New seismic indicates a strong amplitude feature and multiple pay horizons. Like other projects in our 2017 capital program, the SS 300 B-5 well is expected to achieve an internal rate of return in excess of 75%. Based on the current performance of the SS 349 A-18 and A-16 wells, we expect these wells to achieve rates of return in excess of 100%," added Mr. Krohn.

Production, Revenues and Price: Total production was 3.8 million barrels of oil equivalent ("MMBoe") in the first quarter of 2017, down 2.5% from the first quarter of 2016. Production was lower compared to the first quarter of 2016 due to natural production declines, well performance, and platform maintenance. This was partially offset by new oil production activity at certain fields within the last year, including Ewing Bank 910, Viosca Knoll 823 ("Virgo"), East Cameron 321, Garden Banks 302 ("PowerPlay") and Main Pass 108 fields.

Revenues for the first quarter of 2017 increased 60% to $124.4 million compared to $77.7 million in the first quarter of 2016. The increase in revenues was due to a 66% increase in realized commodity prices, partially offset by a 2.5% decrease in production, the majority of which was attributable to downtime for platform maintenance at our Tahoe field. We sold 42,712 Boe per day at an average realized sales price of $32.12 per Boe compared to 43,317 Boe per day sold at an average realized sales price of $19.33 per Boe in the first quarter of 2016.

Lease Operating Expenses: LOE -- which includes base lease operating expenses, insurance premiums, workovers, and facilities maintenance -- decreased $4.3 million, to $40.2 million in the first quarter of 2017 compared to the first quarter of 2016. On a per Boe basis, LOE decreased to $10.45 per Boe in the first quarter of 2017, a 7.4% reduction compared to $11.28 per Boe in the first quarter of 2016. LOE decreased primarily due to lower costs from service providers, lower insurance premiums and optimization efforts at reducing our lease operating costs. These reductions were partially offset by higher workover costs of $2.6 million due to an increase in activities.

Depreciation, depletion, amortization and accretion ("DD&A"): DD&A, including accretion for asset retirement obligations ("ARO"), decreased to $10.40 per Boe for the first quarter of 2017 from $16.17 per Boe for the first quarter of 2016. On a nominal basis, DD&A decreased $23.7 million to $40.0 million for the first quarter of 2017 from $63.7 million for the first quarter of 2016 primarily due to a decrease in the DD&A rate per Boe. DD&A on a per Boe and nominal basis decreased primarily due to prior-period ceiling test write-downs.

General and Administrative Expenses ("G&A"): G&A decreased $3.2 million, or 19% to $13.3 million for the first quarter of 2017 compared to the first quarter of 2016. The decrease was primarily due to reduced headcount related expenses (salaries and benefits along with reduced contractor headcount), lower legal costs, and decreased medical claims.

Interest expense: Interest expense, net of capitalized interest, declined $16.2 million to $11.3 million in the first quarter of 2017, compared to $27.5 million in the first quarter of 2016. The decrease was primarily due to an exchange transaction that was completed on September 7, 2016, when we exchanged $710.2 million of our unsecured senior notes for $301.8 million of new secured notes and 60 million shares of our common stock. Also, there were no borrowings outstanding under our revolving bank credit facility during the first quarter of 2017.

Income Tax: Our income tax benefit for the three months ended March 31, 2017 and 2016 was $7.6 million and $4.9 million, respectively. Our annualized effective tax rate for both periods was not meaningful. An income tax benefit was recorded in each period presented related to net operating loss ("NOL") carryback claims for 2017 and 2016 carried back to 2007 and 2006, respectively.

As of March 31, 2017, the balance sheet reflects a current income tax receivable of $11.9 million and non-current income tax receivables of $59.8 million. The current income tax receivable primarily relates to our NOL claim for 2016 carried back to 2006. The non-current income tax receivables relate to our NOL claims that were carried back to earlier years that are expected to be realized in 2018.

Net Income (Loss) & Earnings (Loss) Per Share: We reported net income for the first quarter of 2017 of $24.3 million or $0.17 per common share. Excluding special items, our adjusted net income was $22.8 million and our earnings were $0.16 per share. This compares to a first quarter 2016 reported net loss of ($190.5) million, or ($2.49) per common share; excluding special items (including a ceiling test write-down of oil and natural gas properties) adjusted net loss would have been ($72.7) million, or ($0.95) per share. Sequentially, net income, excluding special items, increased $15.1 million or $0.10 per share. (See the "Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items" and related earnings per share, excluding special items in the table under "Non-GAAP Information" at the end of this news release for a description of the special items.)

Cash Flow and Adjusted EBITDA: Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are defined in the "Non-GAAP Information" section at the end of this news release.

Net cash provided by operating activities in the first three months of 2017 was $81.2 million compared to $29.7 million for the same period in 2016.

Cash flows from operating activities before changes in working capital, insurance reimbursements and ARO settlements were $63.5 million in 2017, compared to a negative $9.6 million generated over the same period in 2016. Other items affecting operating cash flows for the three months ended March 31, 2017 were insurance reimbursements of $30.1 million and changes in receivables, accounts payable and accrued liabilities of $2.2 million, partially offset by ARO settlements of $14.5 million.

Adjusted EBITDA for the first quarter of 2017 was $65.2 million, up $48.4 million over the same period in 2016. Our Adjusted EBITDA margin was 52% in the first quarter of 2017, compared to 21% in the first quarter of 2016.

Liquidity: At March 31, 2017, our total liquidity was $275.6 million, consisting of a cash balance of $126.1 million and $149.5 million of availability under our $150 million revolving bank credit facility, up from a cash balance of $70.2 million and total liquidity of $219.7 million at December 31, 2016.

Capital Expenditures: Our capital expenditures for oil and gas properties on an accrual basis for the first quarter of 2017 were $23.3 million ($22.2 million on a cash basis) compared to $12.9 million ($33.6 million on a cash basis) for the first quarter of 2016. In the first quarter of 2017 our capital expenditures were primarily directed at completion operations at the Ship Shoal 349 ("Mahogany") A-18 well and drilling and completion operations at the SS 349 A-16 bypass. The remainder of the expenditures was associated with recompletions, development activities and seismic.

Our capital expenditures for 2017 are currently estimated at $125.0 million. Our plug and abandonment activities for 2017 are currently estimated at approximately $78.3 million. Capital expenditures and abandonment activities are expected to be funded with cash on hand and cash flow from operating activities.

BOEM FINANCIAL ASSURANCES UPDATE

We are in final stages of resolving a matter with the BOEM that began over a year ago with its demand that W&T secure financial assurances (such as supplemental bonding) in the aggregate of $260.8 million. We recently received a letter from the BOEM that indicated that in order for the BOEM to rescind the order, we must first satisfy our financial assurance requirement related to "sole liability" properties. We believe that we can satisfy our obligation under the most recent BOEM request for financial assurance of sole liability properties and we will request that the previous orders pertaining to the $260.8 million of financial assurances be rescinded.

OPERATIONS UPDATE

We currently have one rig operating in the Gulf of Mexico which is at Ship Shoal 349 drilling the A-8 bypass.

Ship Shoal 349 A-18 "Mahogany" (100% WI, operated, shelf):

During the first quarter, our Ship Shoal 349 ("Mahogany") A-18 well was placed on production and is currently producing about 5,000 Boe per day and is 75% oil. The rig then conducted a bypass operation on the A-16 well targeting the 'P' sand. The A-16 well was placed on production in mid-April and is currently producing almost 1,950 Boe per day and is 82% oil. The rig is currently drilling the A-8 bypass well to target a crestal 'P' Sand location. This well is expected to reach total depth within the next month or so. Following the A-8 well, we will most likely drill the A-17 well, which would target the deep 'T' Sand as an extension of the 'T' reservoir. Following that well we plan to drill a sidetrack well at the A-5 location targeting the 'Q' and 'P' Sands.

Ship Shoal 300 B-5 (80% WI, operated, shelf):

We recently added the SS 300 B-5 well to our 2017 drilling program and expect to spud the well in the middle of this year. SS 300 is a proven oil field with an existing platform from which to drill the B-5 well. All necessary partner approvals have been received. Assuming the well is successful, we could possibly add a second well to further increase reserves and value.

We believe that this well represents a low risk opportunity with stacked pay potential. New seismic indicates a strong amplitude feature and multiple pay horizons. Like other projects in our 2017 capital program, the SS 300 B-5 well is expected to achieve a rate of return in excess of 75%.

Ewing Bank 910 (36% - 50% WI, operated, deepwater)

Two wells are planned in our Ewing Bank 910 field this year which include the South Timbalier 311 A-2 and A-3 sidetrack wells. The first well is expected to spud in the middle of 2017 with the next well to follow shortly thereafter, but should be completed in 2018. We view both of these wells to be low risk exploration with stacked pay sands. If successful, these wells can be brought on line quickly via existing infrastructure and pipelines.

Well Recompletions and Workovers: We recently recompleted the High Island 21 A-1 well as a dual completion in the High Island 22 field. That work along with returning the High Island 22 platform to service increased production to 5.6 MMcf per day. Recompletion operations have just concluded at South Timbalier 229 A-4 with the well reaching an initial production rate in excess of 500 Boe per day.

Second Quarter and Full Year 2017 Outlook:

Our guidance for the second quarter and full year 2017 is provided in the table below and represents the Company's best estimate of the range of likely future results. Guidance could be affected by the factors described below in "Forward-Looking Statements."

	Second Quarter	Prior Full Year	Revised Full Year
Production	2017	2017	2017

Oil and NGL's (MMBbls)	2.1 - 2.4	8.3 - 9.2	8.7 - 9.7

Natural Gas (Bcf)	9.5 - 10.5	41.4 - 45.7	38.9 - 42.9

Total (Bcf)	22.4 - 24.8	91.1 - 100.6	91.2 - 100.8

Total (MMBoe)	3.7 - 4.1	15.2 - 16.8	15.2 - 16.8

Operating Expenses	Second Quarter	Prior Full Year	Revised Full Year
($ in millions)	2017	2017	2017

Lease operating expenses	$45 - $50	$167 - $185	$161 - $177

Gathering, transportation &
production taxes	$6.6 - $7.2	$23 - $26	$26 - $29

General and administrative	$15 - $16	$57 - $63	$58 - $64

Income tax rate benefit		24%	46%

Conference Call Information: W&T will hold a conference call to discuss our financial and operational results on Thursday, May 4, 2017, at 9:30 a.m. Eastern Time. To participate, dial 412-902-0030 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company's website at www.wtoffshore.com. An updated investor presentation can be accessed from the Company's website. A replay of the conference call will be available approximately two hours after the end of the call until May 11, 2017, and may be accessed by calling 201-612-7415 and using the passcode13660473#.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in approximately 52 fields in federal and state waters (50 producing and two fields capable of producing) and has under lease approximately 750,000 gross acres, including approximately 490,000 gross acres on the Gulf of Mexico Shelf and approximately 260,000 gross acres in the deepwater. A majority of the Company's daily production is derived from wells it operates. For more information on W&T Offshore, please visit the Company's website at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore's Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
	(In thousands, except per share data)

Revenues	$124,393	$77,715

Operating costs and expenses:
Lease operating expenses	40,164	44,469
Gathering, transportation costs and production taxes	6,724	5,618
Depreciation, depletion, amortization and accretion	39,990	63,733
Ceiling test write-down of oil and natural gas properties	-	116,559
General and administrative expenses	13,274	16,443
Derivative gain	(3,955)	(2,493)
Total costs and expenses	96,197	244,329
Operating income (loss)	28,196	(166,614)

Interest expense, net of amounts capitalized	11,294	27,471
Other expense, net	191	1,306
Income (loss) before income tax benefit	16,711	(195,391)
Income tax benefit	(7,588)	(4,882)
Net income (loss)	$24,299	$(190,509)

Basic and diluted earnings (loss) per common share	$0.17	$(2.49)

Weighted average common shares outstanding	137,513	76,428

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Operating Data
(Unaudited)

	Three Months Ended
	March 31,			Variance
	2017	2016	Variance	Percentage(2)
Net sales volumes:
Oil (MBbls)	1,805	1,906	(101)	-5.3%
NGL (MBbls)	374	358	16	4.5%
Oil and NGLs (MBbls)	2,180	2,263	(83)	-3.7%
Natural gas (MMcf)	9,985	10,071	(86)	-0.9%
Total oil and natural gas (MBoe) (1)	3,844	3,942	(98)	-2.5%
Total oil and natural gas (MMcfe) (1)	23,065	23,651	(586)	-2.5%

Average daily equivalent sales (MBoe/d)	42.7	43.3	(0.6)	-1.5%
Average daily equivalent sales (MMcfe/d)	256.3	259.9	(3.6)	-1.4%

Average realized sales prices:
Oil ($/Bbl)	$47.06	$26.73	$20.33	76.1%
NGLs ($/Bbl)	23.34	13.96	9.38	67.2%
Oil and NGLs ($/Bbl)	42.99	24.71	18.28	74.0%
Natural gas ($/Mcf)	2.98	2.01	0.97	48.3%
Barrel of oil equivalent ($/Boe)	32.12	19.33	12.79	66.2%
Natural gas equivalent ($/Mcfe)	5.35	3.22	2.13	66.1%

Average per Boe ($/Boe):
Lease operating expenses	$10.45	$11.28	$(0.83)	-7.4%
Gathering and transportation costs and production taxes	1.75	1.43	0.32	22.4%
Depreciation, depletion, amortization and accretion	10.40	16.17	(5.77)	-35.7%
General and administrative expenses	3.45	4.17	(0.72)	-17.3%

Average per Mcfe ($/Mcfe):
Lease operating expenses	$1.74	$1.88	$(0.14)	-7.4%
Gathering and transportation costs and production taxes	0.29	0.24	0.05	20.8%
Depreciation, depletion, amortization and accretion	1.73	2.69	(0.96)	-35.7%
General and administrative expenses	0.58	0.70	(0.12)	-17.1%

(1)

MMcfe and MBoe are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding).  The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

(2)	Variance percentages are calculated using rounded figures and may result in slightly different figures for comparable data.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2017	2016
	(In thousands, except
	share data)
Assets
Current assets:
Cash and cash equivalents	$126,095	$70,236
Receivables:
Oil and natural gas sales	44,954	43,073
Joint interest	16,843	21,885
Insurance reimbursement	-	30,100
Income Taxes	11,943	11,943
Total receivables	73,740	107,001
Prepaid expenses and other assets	17,135	14,504
Total current assets	216,970	191,741

Total property and equipment	7,980,252	7,953,402
Less accumulated depreciation, depletion and amortization	7,442,138	7,406,349
Net property and equipment	538,114	547,053
Restricted deposits for asset retirement obligations	28,224	27,371
Income tax receivables	59,789	52,097
Other assets	11,403	11,464
Total assets	$854,500	$829,726

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable	$81,398	$81,039
Undistributed oil and natural gas proceeds	22,366	26,254
Asset retirement obligations	66,150	78,264
Long-term debt	8,250	8,272
Accrued liabilities	20,536	9,200
Total current liabilities	198,700	203,029
Long-term debt, less current portion - carrying value	1,010,734	1,012,455
Asset retirement obligations, less current portion	260,650	256,174
Other liabilities	17,226	17,105
Commitments and contingencies	-	-
Shareholders' deficit:
Common stock, $0.00001 par value; 200,000,000 shares authorized; 140,543,545 issued and 137,674,372 outstanding at March 31, 2017 and December 31, 2016	1	1
Additional paid-in capital	541,901	539,973
Retained earnings (deficit)	(1,150,545)	(1,174,844)
Treasury stock, at cost	(24,167)	(24,167)
Total shareholders' deficit	(632,810)	(659,037)
Total liabilities and shareholders' deficit	$854,500	$829,726

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
	(In thousands)

Operating activities:
Net income (loss)	$24,299	$(190,509)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	39,990	63,733
Ceiling test write-down of oil and natural gas properties	-	116,559
Debt issuance costs write-down/amortization of debt items	412	1,684
Share-based compensation	1,928	2,536
Derivative gain	(3,955)	(2,493)
Cash receipts on derivative settlements	713	4,105
Deferred income taxes	105	(4,882)
Asset retirement obligation settlements	(14,499)	(3,180)
Income taxes	-	(310)
Changes in operating assets and liabilities	32,190	42,466
Net cash provided by operating activities	81,183	29,709

Investing activities:
Investment in oil and natural gas properties and equipment	(23,338)	(12,903)
Changes in operating assets and liabilities associated with investing activities	1,168	(20,680)
Proceeds from sales of assets	-	1,000
Purchases of furniture, fixtures and other	(853)	-
Net cash used in investing activities	(23,023)	(32,583)

Financing activities:
Borrowings of long-term debt - revolving bank credit facility	-	340,000
Repayments of long-term debt - revolving bank credit facility	-	(52,000)
Payment of interest on 1.5 Lien Term Loan	(2,056)	-
Other	(245)	83
Net cash provided by (used in) financing activities	(2,301)	288,083
Increase in cash and cash equivalents	55,859	285,209
Cash and cash equivalents, beginning of period	70,236	85,414
Cash and cash equivalents, end of period	$126,095	$370,623

W&T OFFSHORE, INC. AND SUBSIDIARIES
Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are "Net Income Excluding Special Items," "EBITDA" and "Adjusted EBITDA." Our management uses these non-GAAP financial measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items

"Net Income (Loss) Excluding Special Items" does not include the unrealized commodity derivative (gain) loss, default in payment by joint interest partners, write-down of debt issue costs, ceiling test write-down of oil and natural gas properties, costs related to the exchange of debt, and associated income tax adjustments. Net Income (Loss) Excluding Special Items is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

Adjusted Net Income

	Three Months Ended
	March 31,
	2017	2016
	(In thousands, except per share amounts)
	(Unaudited)

Net income (loss)	$24,299	$(190,509)
Unrealized commodity derivative (gain) loss	(3,242)	1,612
Default in payment by joint interest partners	205	1,262
Write-down debt issue costs	-	1,368
Ceiling test write-down of oil and natural gas properties	-	116,559
Costs related to the exchange of debt	245	-
Income tax adjustment	1,268	(3,020)
Net income (loss) excluding special items	$22,775	$(72,728)

Basic and diluted income (loss) per common share, excluding special items	$0.16	$(0.95)

W&T OFFSHORE, INC. AND SUBSIDIARIES
Non-GAAP Information

Reconciliation of Net Income (Loss) to Adjusted EBITDA

We define EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization, and accretion and ceiling test write-down of oil and natural gas properties. Adjusted EBITDA excludes the unrealized commodity derivative (gain) loss, default in payment by joint interest partners, costs related to the exchange of debt, and write-down of debt issue costs. We believe the presentation of EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures. We believe this presentation is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income (loss), as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues.

The following table presents a reconciliation of our net income (loss) to EBITDA and Adjusted EBITDA along with our Adjusted EBITDA margin.

Adjusted EBITDA
	Three Months Ended
	March 31,
	2017	2016
	(In thousands)
	(Unaudited)

Net income (loss)	$24,299	$(190,509)
Income tax expense (benefit)	(7,588)	(4,882)
Net interest expense	11,289	27,409
Depreciation, depletion, amortization and accretion	39,990	63,733
Ceiling test write-down of oil and natural gas properties	-	116,559
EBITDA	67,990	12,310

Adjustments:
Unrealized commodity derivative (gain) loss	(3,242)	1,612
Default in payment by joint interest partners	205	1,262
Costs related to the exchange of debt	245	-
Write-down debt issue costs	-	1,368
Adjusted EBITDA	$65,198	$16,552

Adjusted EBITDA Margin	52%	21%

CONTACT:	Lisa Elliott	Danny Gibbons
	Dennard Lascar Associates	SVP & CFO
	lelliott@dennardlascar.com	investorrelations@wtoffshore.com
	713-529-6600	713-624-7326